EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Jones Lang LaSalle Income Property Trust, Inc.:

We consent to the use of our report dated March 8, 2018, with respect to the consolidated balance sheets of Jones Lang LaSalle Income Property Trust, Inc. and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

July 2, 2018